SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                        ----------------------------------

                                    FORM 8-A/A

                      AMENDING FORM 8-A DATED JULY 27, 1989,
                            AMENDED AS OF JUNE 1, 1992

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            Union Carbide Corporation
                --------------------------------------------------
              (Exact name of registrant as specified in its charter)

                     New York                         13-1421730
     ----------------------------------------      ----------------
     (State of incorporation or organization)      (I.R.S. Employer
                                                    Identification
                                                         No.)

         39 Old Ridgebury Rd., Danbury, CT            06817-0001
     ----------------------------------------       ---------------
     (Address of principal executive offices)         (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class registered       Name of each exchange on
          ------------------------------    which each class is registered
                                            ------------------------------

            Share Purchase Rights Plan          New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
       -----------------------------------------------------------------
                                (Title of Class)


         This Form 8-A/A amends and supplements the Form 8-A filed by Union Carbide Corporation (the "Company") on July 27, 1989, amended as of June 1, 1992 (as amended, the "Form 8-A"), with respect to a Share Purchase Rights Plan.







         Item 1.   Description of Securities to be Registered.

                   Item 1 of the Form 8-A is hereby amended by adding the following (capitalized terms used herein and not otherwise defined having the meanings ascribed to them in the Form 8-A):

                   On December 3, 1996, the Board of Directors adopted an amendment (the "Amendment") to the Amended and Restated Rights Agreement. The Amendment, among other things, (i) provides that the Board of Directors of the Company may not redeem the Rights after a person or group of affiliated or associated persons becomes the beneficial owner of more than 20% of the then outstanding shares of Common Stock and (ii) eliminates the exception to the triggering of the Rights that previously existed for certain offers. The form of the Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Amendment is qualified by reference to such exhibit.

         Item 2.   Exhibits.

         1 Form of Amendment, dated as of December 3, 1996, to the Rights Agreement between Union Carbide Corporation, a New York corporation, and Chase Mellon Shareholder Services, Inc., as successor Rights Agent, dated as of July 26, 1989 and amended and restated as of May 27, 1992.































                                    SIGNATURE

                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        UNION CARBIDE CORPORATION



                                        By:  /s/ John K. Wulff
                                           John K. Wulff
                                           Vice-President, Chief
                                             Financial Officer and
                                             Controller

         Dated:  December 10, 1996







































                                  EXHIBIT INDEX
                                  -------------

         Exhibit   Description
         -------   -----------

             1 Form of Amendment, dated as of December 3, 1996, to the Rights Agreement between Union Carbide Corporation, a New York corporation, and Chase Mellon Shareholder Services, Inc., as successor Rights Agent, dated as of July 26, 1989 and amended and restated as of May 27, 1992.








































                                                               Exhibit 1



                          AMENDMENT TO RIGHTS AGREEMENT


                   AMENDMENT, dated as of December 3, 1996, to the

         Rights Agreement between Union Carbide Corporation, a New

         York corporation (the "Company"), and Chase Mellon

         Shareholder Services, Inc., as successor Rights Agent (the

         "Rights Agent"), dated as of July 26, 1989 and amended and restated as of May 27, 1992 (the "Rights Agreement").


                   Pursuant to Section 27 of the Rights Agreement, the

         Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the

         provisions of Section 27 thereof.  All acts and things

         necessary to make this Amendment a valid agreement,

         enforceable according to its terms have been done and

         performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.


                   In consideration of the foregoing and the mutual

         agreements set forth herein, the parties hereto agree as fol-

         lows:


                   1.  Section 3(a)(ii) of the Rights Agreement is

         hereby amended to add thereto, immediately after the words

         "close of business on the tenth calendar day," the following:




              (or such later date as may be determined by action of

              the Board of Directors of the Company prior to such time

              as any Person becomes an Acquiring Person)


                   2.  Section 11(a)(ii)(B) of the Rights Agreement is

         hereby amended to read in its entirety as follows:


                   (B)  any Person (other than the Company, any

              Subsidiary of the Company, any employee benefit plan of

              the Company or of any Subsidiary of the Company, or any

              Person organized, appointed or established by the

              Company or any Subsidiary of the Company for or pursuant

              to the terms of any such plan), alone or together with

              its Affiliates and Associates, becomes at any time after

              the Rights Dividend Declaration Date, the Beneficial

              Owner of 20% or more of the shares of Common Stock then

              outstanding, unless the event causing the threshold to

              be crossed is a transaction set forth in Section 13(a)

              hereof, or


                   3.  The proviso contained at the end of the first

         sentence of Section 11(a)(iii) of the Rights Agreement is

         hereby amended to read in its entirety as follows:


              provided, however, if the Company shall not have made

              adequate provision to deliver value pursuant to clause

              (B) above within thirty (30) days following the first

              occurrence of a Section 11(a)(ii) Event (the "Section






              11(a)(ii) Trigger Date"), then the Company shall be

              obligated to deliver, upon the surrender for exercise of

              a Right and without requiring payment of the Purchase

              Price, shares of Common Stock (to the extent available)

              and then, if necessary, cash, which shares and/or cash

              have an aggregate value equal to the Spread.


                   4.  Section 23(a) of the Rights Agreement is hereby

         amended to read in its entirety as follows:


                   (a)  The Board of Directors of the Company may, at

              its option, at any time prior to the earlier of (x) such

              time as any Person becomes an Acquiring Person or (y)

              the Final Expiration Date, redeem all but not less than

              all of the then outstanding Rights at a redemption price

              of $.01 per Right, as appropriately adjusted to reflect

              any stock split, stock dividend or similar transaction

              occurring after the date hereof (such redemption price

              being hereinafter referred to as the "Redemption

              Price"), and the Company may, at its option, pay the

              Redemption Price either in shares of its Common Stock

              (valued at their current market price as defined in

              Section 11(d) on the date of the redemption) or cash;

              provided, however, that such authorization of redemption

              of the Rights shall require that there be Independent

              Directors in office, and shall require the concurrence

              of a majority of such Independent Directors, in the






              event that such authorization occurs on or after the

              date of a change (resulting from a proxy or consent

              solicitation) in a majority of the directors of the

              Company in office at the commencement of such

              solicitation if any Person who is a participant in such

              solicitation has stated (or if upon the commencement of

              such solicitation a majority of the directors of the

              Company has determined in good faith) that such Person

              (or any of its Affiliates or Associates) intends to

              take, or may consider taking, any action which would

              result in such Person becoming an Acquiring Person or

              which would cause the occurrence of a Triggering Event

              unless, concurrent with such solicitation, such Person

              (or one or more of its Affiliates or Associates) is

              making a cash tender offer pursuant to a Schedule 14D-1

              (or any successor form) filed with the Securities and

              Exchange Commission for all outstanding shares of Common

              Stock not beneficially owned by such Person (or by its

              Affiliates or Associates).


                   5.  The second sentence of Section 27 of the Rights

         Agreement is hereby amended by deleting clause (iii) thereof in its entirety and renumbering clause (iv) thereof

         accordingly.










                   6.  Section 31 of the Rights Agreement is hereby

         amended by deleting the proviso contained therein in its

         entirety.


                   7.   In the event that Right Certificates are

         issued pursuant to the Rights Agreement, the Right

         Certificates shall be in substantially the form contemplated by the Rights Agreement, with such changes therein as may be necessary or appropriate to reflect this Amendment to the

         Rights Agreement.


                   8.  This Amendment to the Rights Agreement shall be

         deemed to be a contract made under the laws of the State of

         New York and for all purposes shall be governed by and

         construed in accordance with the laws of such State ap-

         plicable to contracts to be made and performed entirely

         within such State.


                   9.  This Amendment to the Rights Agreement may be

         executed in any number of counterparts and each of such

         counterparts shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Terms not defined herein shall, unless the

         context otherwise requires, have the meanings assigned to

         such terms in the Rights Agreement.










                   10.  In all respects not inconsistent with the

         terms and provisions of this Amendment to the Rights Agree-

         ment, the Rights Agreement is hereby ratified, adopted, ap-

         proved and confirmed.  The Rights Agent hereby confirms that it is the successor Rights Agent to Manufacturers Hanover

         Trust Company and its successors, as contemplated by Section

         19 of the Rights Agreement.  In executing and delivering this

         Amendment, the Rights Agent shall be entitled to all the

         privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


                   11.  If any term, provision, covenant or restric-

         tion of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be

         invalid, void or unenforceable, the remainder of the terms,

         provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall

         remain in full force and effect and shall in no way be af-

         fected, impaired or invalidated.



















                   IN WITNESS WHEREOF, the parties hereto have caused

         this Amendment to be duly executed and attested, all as of the date and year first above written.

         Attest:                       UNION CARBIDE CORPORATION



         By:                           By:



         Attest:                       CHASE MELLON SHAREHOLDER
                                         SERVICES, INC.




         By:                           By:




























                                       -7-